AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2023
REGISTRATION NO. 333-274025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORTITUDE LIFE INSURANCE & ANNUITY COMPANY
(Exact Name of Registrant as Specified in its Charter)

ARIZONA
(State or other jurisdiction of incorporation or organization)
06-1241288
(I.R.S. Employer Identification Number)
10 EXCHANGE PLACE, 22nd FLOOR
JERSEY CITY, NEW JERSEY 07302
(615) 981-8801
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

FORTITUDE LIFE INSURANCE & ANNUITY COMPANY
C/O CT CORPORATION
3800 NORTH CENTRAL AVENUE, SUITE 460
PHOENIX, ARIZONA 85012
(602) 248-1145
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
RICHARD E. BUCKLEY
SENIOR VICE PRESIDENT & ASSISTANT GENERAL COUNSEL
FORTITUDE LIFE INSURANCE & ANNUITY COMPANY
10 EXCHANGE PLACE, 22ND FLOOR
JERSEY CITY, NEW JERSEY 07302
(615) 981-8801

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒
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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer

Non-accelerated filer	☒	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

FORTITUDE LIFE INSURANCE & ANNUITY COMPANY
A Fortitude Re Company
10 Exchange Place, Suite 2210, Jersey City, NJ 07302

GUARANTEED MATURITY ANNUITY
PROSPECTUS: November 16, 2023
If you are receiving this prospectus, it is because you currently own the Annuity listed above. This Annuity is no longer offered for new sales.
This prospectus describes Guaranteed Maturity Annuity (the "Annuity"), offered by Fortitude Life Insurance & Annuity Company, formerly named Prudential Annuities Life Assurance Corporation and previously American Skandia Life Assurance Corporation (“we”, “our”, “us” or "the Company"). We may simultaneously offer several types of contracts. You may or may not be eligible for more than one type of contract. Certain features, such as the existence of or level of certain charges, may differ among various types of contracts. We may also declare different interest rates for different types of contracts. Various rights and benefits may differ among jurisdictions to meet applicable laws and/or regulations.
This Annuity is made available as participating interests in a group contract or as an individual contract. Participants in a group contract are issued certificates reflecting their rights and privileges. Eligible individuals who may participate in a group contract include those who have established accounts with certain broker-dealers who have entered into a distribution agreement to offer participating interests in a contract, as well as members of other eligible groups, such as employees of an employer. Purchasers of individual contracts are issued a contract. Both the certificates and individual contracts are hereafter referred to as the "Contract." Contracts or certain types of Contracts may not be available in all jurisdictions.
Please refer to the "Distribution" section of this prospectus.
We offer various interest rate Guarantee Periods. The minimum premium we will accept from you is $5,000, which may be used to purchase multiple Contracts with different Guarantee Periods. Our minimum amount per Contract is $2,000. The minimum premium we will accept from you which may be used to purchase a contract in conjunction with a qualified plan is $2,000. A Contract is issued as evidence of the acceptance of each premium or portion of a premium. We issue an additional Contract for any subsequent premium accepted.
Please refer to the "Guarantee Periods" and "Application and Initial Payment" sections of this prospectus.
This Annuity allows you to allocate your purchase payments to an initial Guarantee Period that we offer at the time. While your money remains in the contract for the full Guarantee Period and Subsequent Guarantee Periods, your principal amount is guaranteed and will earn the interest rate in effect when such Guarantee Period begins, subject to a minimum rate, which is dictated by applicable state law. If you withdraw assets more than 30 days prior to the end of a Guarantee Period or switch to an Alternate Guarantee Period, we will apply a market value adjustment, which may increase or decrease your initial amount invested.
Our general obligations and any guaranteed benefits under the annuity contract are supported by our general account and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities.
These securities may be subject to substantial charges which could result in your receipt of less than your premium if you surrender your contract. Whether such a result actually occurs depends on the timing of any surrender, the amount of such charges and the interest rates we are crediting to contracts. Such charges are the market value adjustment, any sales charge we may deduct from your premium, and any surrender charge. The actual charges will be shown in your Contract.
Please refer to the "Charges", "Market Value Adjustment", and "Surrenders" sections of this prospectus.
The interest rate in subsequent guarantee periods may be more or less than the rate in a previous period. However, the rates may not be lower than a minimum determined in relation to an index, but may be higher. Such index is not controlled by us. A minimum rate may be required for contracts issued in certain jurisdictions, including contracts issued for delivery in New York, if available.
Please refer to the "Interest Rates" section of this prospectus.
Purchase payments under these Annuities are not deposits or obligations of, or guaranteed or endorsed by, any bank or bank subsidiary, are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency and are not insured by the Securities Investor Protection Corporation ("SIPC") as to the loss of the principal amount invested.
PLEASE READ THIS PROSPECTUS
Please read this prospectus before purchasing a Guaranteed Maturity Annuity and keep it for future reference.
RISK FACTORS
Please refer to the "Risk Factors" section of this prospectus.
AVAILABLE INFORMATION
FREGMA-PROS

In compliance with U.S. law, Fortitude Life Insurance & Annuity Company delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
The Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, and are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment involves investment risks, including possible loss of value.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR FURTHER INFORMATION CALL: 1-800-879-7012 or WWW.PRUDENTIAL.COM/ANNUITIES

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INDEMNIFICATION	31
HOW TO CONTACT US	31
APPENDIX A - ILLUSTRATION OF INTEREST CREDITING	A-1

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GLOSSARY OF TERMS

Annuitant: The person upon whose life your Contract is issued.
Annuity: The Guaranteed Maturity Annuity.
Annuity Date: The date on which annuity payments are to commence.
Code: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.
Company: Fortitude Life Insurance & Annuity Company.
Beneficiary(ies): The person(s) and/or entity(ies) designated by you, either as of the Contract Date or at a later date, as the recipient of the death benefit.
Contingent Annuitant: The person designated by you to become the Annuitant on the Annuitant's death prior to the Annuity Date.
Contract: For purposes of this Prospectus, it is your individual Annuity, or with respect to a group Annuity, the certificate evidencing your participation in an underlying group Annuity. It also represents an account we set up and maintain to track our obligations to you.
Contract Date: The effective date of your Contract (shown as your "Certificate Date" with respect to a group Annuity).
Contract Years: The continuous 12-month periods commencing on the Contract Date and each anniversary of the Contract Date.
Current Rate: The applicable interest rate we offer for a Guarantee Period for your type of Contract. Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered. We may establish different schedules for different types of Contracts.
Gross Surrender Value: The portion of the Interim Value you specify, as of any date, for a full or partial surrender.
Guarantee Period: The period during which the rate at which interest is credited to your Contract is guaranteed.
In Writing: A written form satisfactory to us and filed at the Office.
Initial Guarantee Rate: The rate of interest credited during the initial Guarantee Period for a Contract.
Interim Value: The Net Premium credited to a Contract plus all interest credited on such Net Premium, less the sum of all previous Gross Surrender Values and interest thereon from the date of each surrender, plus or minus any market value adjustment made when choosing an alternate Guarantee Period and interest thereon from the date such alternate Guarantee Period begins.
Net Premium: A premium less any applicable sales charge applied to premium when received and any applicable premium tax deducted upon receipt of premium.
Net Surrender Value: The amount payable on a full or partial surrender after the application of any charges and market value adjustment.
Office: Our business office, the Annuities Service Center, is the place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Annuities Service Center at any time and will notify you in advance of any such change of address. Please see “How to Contact Us” later in this prospectus for the Annuities Service Center address.
Participant: Either an eligible entity or person who participates in a group Contract or is named as having ownership rights in relation to an Annuity issued as an individual contract. Eligibility depends on the specific Contract.
Subsequent Guarantee Rate: The rate of interest established by us for crediting to your Contract during a subsequent Guarantee Period.
Surrender Date: The date we receive a completed request In Writing for a surrender.
"We", "us", "our", or "the Company": Fortitude Life Insurance & Annuity Company.
"You" or "your": The Participant.

Risk Factors
There are various risks associated with an investment in the Guaranteed Maturity Annuity that we summarize below.
Investment Risk: We are exposed to investment risk through our investments, which primarily consist of public and private fixed maturity securities, commercial mortgage and other loans, equity securities and alternative assets including private equity, hedge funds and real estate. We are also exposed to investment risk through a potential counterparty default.
Investment risk may result from: (1) economic conditions; (2) adverse capital market conditions, including disruptions in individual market sectors or a lack of buyers in the marketplace; (3) volatility; (4) credit spread changes; (5) benchmark interest rate changes; and (6) declines in value of underlying collateral. These factors may impact the credit quality, liquidity and value of our investments and derivatives, potentially resulting in higher capital charges and unrealized or realized losses. Also, certain investments we hold, regardless of market conditions, are relatively illiquid and our ability to promptly sell these assets for their full value may be limited. Additionally, our valuation of investments may include methodologies, inputs and assumptions which are subject to change and different interpretation and could result in changes to investment valuations that may materially impact our results of operations or financial condition.
Insurance Risk: We have significant liabilities for policyholders' benefits which are subject to insurance risk. Insurance risk is the risk that actual experience deviates adversely from our insurance assumptions, including mortality and policyholder behavior assumptions. We provide a variety of insurance products that are designed to help customers protect against a variety of financial uncertainties. Our insurance products protect customers against their potential risk of loss by transferring those risks to the Company, where those risks can be managed more efficiently through pooling and diversification over a larger number of independent exposures. During this transfer process, we assume the risk that actual losses experienced in our insurance products deviates significantly from what we expect. More specifically, insurance risk is concerned with the deviations that impact our future liabilities. Our profitability may decline if mortality experience or policyholder behavior experience differ significantly from our expectations when we price our products. In addition, if we experience higher than expected claims our liquidity position may be adversely impacted, and we may incur losses on investments if we are required to sell assets in order to pay claims. If it is necessary to sell assets at a loss, our results of operations and financial condition could be adversely impacted.
Interest Rate Risk: Our insurance and annuity products, and our investment returns, are subject to interest rate risk, which is the risk of loss arising from asset/liability duration mismatches within our general account investments. The risk of mismatch in asset/liability duration is mainly driven by the specific dynamics of product liabilities. Some product liabilities are expected to have only modest risk related to interest rates because cash flows can be matched by available assets in the investable space. The interest rate risk emerges primarily from their tail cash flows (30 years or more), which cannot be matched by assets for sale in the marketplace, exposing the Company to future reinvestment risk. In addition, certain of our products provide for recurring premiums which may be invested at interest rates lower than the rates included in our pricing assumptions. Market-sensitive cash flows exist with other product liabilities including products whose cash flows can be linked to market performance through secondary guarantees, minimum crediting rates, and/or changes in insurance assumptions.
Our exposure to interest rates can manifest over years as in the case of earnings compression or in the short term by creating volatility in both earnings and capital. For example, some of our products expose us to the risk that changes in interest rates will reduce the spread between the amounts that we are required to pay under contracts and the rate of return we are able to earn on our general account investments supporting these contracts. When interest rates decline or remain low, as they have in recent years, we must invest in lower-yielding instruments, potentially reducing net investment income and constraining our ability to offer certain products. This risk is increased as more policyholders may retain their policies in a low rate environment. Since many of our policies and contracts have guaranteed minimum crediting rates or limit the resetting of crediting rates, the spreads could decrease or go negative.
Alternatively, when interest rates rise, we may not be able to replace the assets in our general account with the higher-yielding assets as quickly as needed to fund the higher crediting rates necessary to keep these products and contracts competitive. It is possible that fewer policyholders may retain their policies and annuity contracts as they pursue higher crediting rates, which could expose the Company to losses and liquidity stress.
Our mitigation efforts with respect to interest rate risk are primarily focused on maintaining an investment portfolio with diversified maturities that has a key rate duration profile that is approximately equal to the key rate duration profile of our liability and surplus benchmarks; however, these benchmarks are based on estimates of the liability cash flow profiles which are complex and could turn out to be inaccurate, especially when markets are volatile. In addition, there are practical and capital market limitations on our ability to accomplish this matching. Due to these and other factors we may need to liquidate investments prior to maturity at a loss in order to satisfy liabilities or be forced to reinvest funds in a lower rate environment.
Liquidity Risk: As a financial services company, we are exposed to liquidity risk, which is the risk that the Company is unable to meet near-term obligations as they come due. Liquidity risk is a manifestation of events that are driven by other risk types (market, insurance, investment, operational). A liquidity shortfall may arise in the event of insufficient funding sources or an immediate and significant need for cash or collateral. In addition, it is possible that expected liquidity sources may be unavailable or inadequate to satisfy the liquidity demands.
Enterprise Operational Risks: Our operations are exposed to the risk of loss resulting from inadequate or failed processes or systems, human error or misconduct, and as a result of external events. An operational risk failure may result in one or more actual or potential impacts to the Company. Operational risk may be elevated as a result of organizational changes.

Key enterprise operational risks include the following:
We are subject to business continuation risk, which is the risk that our systems and data may be disrupted. We depend heavily on our telecommunication, information technology and other operational systems and on the integrity and timeliness of data we use to run our businesses and service our customers. These systems may fail to operate properly or become disabled as a result of events or circumstances wholly or partly beyond our control. Further, we face the risk of operational and technology failures by others, including clearing agents, exchanges and other financial intermediaries and of vendors and parties to which we outsource the provision of services or business operations. We may experience a business continuation event as a result of:
•Severe pandemic, either naturally occurring or intentionally manipulated pathogens.
•Geo-political risks, including armed conflict and civil unrest.
•Terrorist events.
•Significant natural or accidental disasters.
•Cyber attacks
We are subject to the risk that we may not adequately maintain information security. There continues to be significant and organized cyber-attack activity against western organizations, including but not limited to the financial services sector and no organization is fully immune to cyber-attacks. Risks related to cyber-attack arise in the following areas:
•Protecting both “structured” and “unstructured” sensitive information is a constant need. However, some risks cannot be fully mitigated using technology or otherwise.
•Unsuspecting employees represent a primary avenue for external parties to gain access to our network and systems. Many attacks, even from sophisticated actors, include rudimentary techniques such as coaxing an internal user to click on a malicious attachment or link to introduce malware or steal their username and password.
•Insurance and retirement services companies are increasingly being targeted by hackers and fraudulent actors seeking to monetize personally identifiable information or extort money.
•Nation-state sponsored organizations are engaged in cyber-attacks but not only for monetization purposes. Nation states appear to be motivated by the desire to gain information about foreign citizens and governments or to influence or cause disruptions in commerce or political affairs.
•We have also seen an increase in non-technical attempts to commit fraud or solicit information via call centers and interactive voice response systems, and we anticipate the attempts will become more common.
•We rely on third parties to provide services as described further below. While we have certain standards for all vendors that provide us services, our vendors, and in turn, their own service providers, may become subject to a security breach, including as a result of their failure to perform in accordance with contractual arrangements.
We may not adequately ensure the privacy of sensitive data. In the course of our ordinary business we collect, store and share with various third-parties (e.g., service providers, reinsurers, etc.) substantial amounts of private and confidential information, including in some instances sensitive health-related information. We are subject to the risk that the privacy of this information may be compromised, including as a result of an information security breach described above. Any compromise or perceived compromise of our security by us or by one of our vendors could damage our reputation, cause the termination of relationships with distributors, government-run health insurance exchanges, marketing partners and insurance carriers, reduce demand for our services and subject us to significant liability and expense as well as regulatory action and lawsuits, which would harm our business, operating results and financial condition.
Third parties (outsourcing providers, vendors and suppliers) present added operational risk to our enterprise. The Company's business model relies heavily on the use of third parties to deliver contracted services in a broad range of areas. This presents the risk that the Company is unable to meet legal, regulatory, financial or customer obligations because third parties fail to deliver contracted services, or that the Company is exposed to reputational damage because third parties operate in a poorly controlled manner. We use affiliates and third-party vendors located outside the U.S. to provide certain services and functions, which also exposes us to business disruptions and political risks as a result of risks inherent in conducting business outside of the U.S.
Affiliate and third-party distributors of our products present added regulatory, competitive and other risks to our enterprise Our products are sold primarily through our captive/affiliated distributors and third-party distributing firms. Our captive/affiliated distributors are made up of large numbers of decentralized sales personnel who are compensated based on commissions. The third-party distributing firms generally are not dedicated to us exclusively and may frequently recommend and/or market products of our competitors. Accordingly, we must compete intensely for their services. Our sales could be adversely affected if we are unable to attract, retain or motivate third-party distributing firms or if we do not adequately provide support, training, compensation, and education to this sales network regarding our products, or if our products are not competitive and not appropriately aligned with consumer needs. While third-party distributing firms have an independent regulatory accountability, some regulators have been clear with expectations that product manufacturers retain significant sales risk accountability.

Business Model Risk: We are subject to the risk of events that can cause our fundamental business model to change, either through a shift in the businesses in which we are engaged or a change in our execution. In addition, tactical risks may become strategic risks. For example, we must consider the impact of the prolonged low interest rate environment on new product development and continued sales of interest sensitive products.
Regulatory Risk: Changes in the regulatory landscape may be unsettling to our business model. New laws and regulations are being considered in the U.S. and our other countries of operation at an increasing pace, as there has been greater scrutiny on financial regulation over the past several years. Proposed or unforeseen changes in law or regulation may adversely impact our business. For example, the following areas are active in regulatory rule making :
•Financial sector regulatory reform.
•U.S. federal, state and local tax laws.
•Fiduciary rules and other standards of care.
•Our regulation under U.S. state insurance laws and developments regarding group-wide supervision and capital standards, accounting rules, RBC factors for invested assets and reserves for variable annuities and other products.
•Privacy and cybersecurity regulation.

Claims Paying Ability Risk. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.
Additional responsive information is incorporated by reference to Part I, Item 1A in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022. A pandemic such as COVID-19 and its impacts were contemplated in many of the risk factors set forth under "Item 1A. Risks Factors’’ in that report. Currently, it is not possible to reliably estimate the length and severity of the pandemic or its impact to our operations, but the effects could be material.

SUMMARY OF ANNUITY FEATURES

The Guaranteed Maturity Annuity is designed to allow you to accumulate funds for long term goals, such as retirement, on a tax-deferred basis. You may apply the accumulated funds on the Annuity Date to receive a stream of income payments. The Guaranteed Maturity Annuity may not be appropriate for investors who may need access to their money before the end of the Guarantee Period.

GUARANTEE PERIODS & INTEREST RATES

Initial Guarantee Periods: You select an initial Guarantee Period among those we currently offer. If we accept the premium, we then issue a Contract. The initial Guarantee Period begins on the Contract Date.
Please refer to the "Application and Initial Payment" and "Guarantee Periods" sections of this prospectus.

Subsequent Guarantee Periods: At the end of a Guarantee Period, a subsequent Guarantee Period begins, unless you have chosen such date as the Annuity Date. We reserve the right to make available different Guarantee Periods than those which were available when your Contract was issued. The subsequent Guarantee Period will be the same as the previous one (or the next shortest one if that duration is no longer available) unless we receive instructions from you In Writing at least two business days before the close of the Guarantee Period then ending. However, the subsequent Guarantee Period may not end beyond the Annuity Date.

Alternate Guarantee Periods: You may choose, subject to certain limitations, to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end. Exercising this privilege will subject your Interim Value to a market value adjustment, but not to a surrender charge. You may also need to change your Annuity Date in order to exercise this privilege
Please refer to the "Guarantee Periods" and "Alternate Guarantee Periods" sections of this prospectus.

Interest Rates: We declare interest rates for the available Guarantee Periods from time to time. The rate applicable throughout any Guarantee Period is the one in effect when such Guarantee Period begins. The rates we declare are subject to a minimum, but we may declare higher rates. The minimum is determined in relation to an index we do not control. For Contracts issued for delivery in certain jurisdictions, including New York, if available, rates may not be lower than the minimum rate in the contract issuing jurisdiction, irrespective of the index.
We reserve the right to simultaneously declare Subsequent Guarantee Rates for existing Contracts that are higher than Current Rates for the Guarantee Periods of the same duration applicable to newly issued Contracts of the same type, where allowed by law and regulation.
Please refer to the "Interest Rates" section of this prospectus.

Market Value Adjustment: The market value adjustment may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, is not affected by this adjustment. In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period.
The adjustment reflects the relationship as of the time of its calculation between: (a) the rate then being credited to your Contract; and (b) the Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment equally sensitive to such changes. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all contracts of the same type, and cannot exceed 0.25% of interest for any type of Contract.
Please refer to the "Market Value Adjustment" section of this prospectus.

DEATH BENEFITS AND ANNUITIZATION

Death Benefits: A death benefit of the greater of your Contract's Interim Value or 100% of premium less the sum of all prior Gross Surrender Values, is provided in the event of your death or the Annuitant's death (if there is no Contingent Annuitant) if occurring both (a) prior to the Annuity Date, and (b) before the beginning of the Contract Year which starts following the earlier of your or the Annuitant's 85th birthday.
Please refer to the "Death Benefit" section of this prospectus.

Annuity Date and Annuity Options: You may choose the Annuity Date. However, it must be the first day of the first month on or after the end of a Guarantee Period, and after the third Contract Year. You may choose among a number of annuity options.
Please refer to the "Annuity Date" and "Annuity Options" sections of this prospectus.

ACCESS TO ACCOUNT VALUE

Surrenders: Total and partial surrenders of your Contract are permitted prior to the Annuity Date. Such total or partial surrenders may be assessed a surrender charge and/or a market value adjustment. A full or partial surrender may result in a taxable event, and in certain situations, a 10% additional tax.
Please refer to the "Surrenders" and "Certain Tax Considerations" sections of this prospectus.

Free Withdrawal Privilege: Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts added due to premium size.
Please refer to the "Free Withdrawal Privilege" section of this prospectus.

Medically-Related Withdrawals: Where permitted by law, any applicable surrender charge or market value adjustment is waived on a full surrender if we receive satisfactory evidence of certain medically-related events or conditions.
Please refer to the "Medically-Related Withdrawals" section of this prospectus.

CHARGES

Sales Charge: Effective September 16, 2002, all references to sales charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002.
The Company reserves the right to assess a sales charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a sales charge.

Surrender Charge: Effective September 16, 2002, all references to surrender charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002. There is no surrender charge applied if the Annuity is surrendered or a partial withdrawal is made, including any amounts withdrawn under the Free Withdrawal privilege or the Medically-Related Withdrawals provision. A Market Value Adjustment may apply.
The Company reserves the right to assess a surrender charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a surrender charge.

Premium Taxes: In several states, a premium tax is payable, either when premiums are received or, when the Interim Value is applied under an annuity option. We will deduct the amount of the premium tax payable, if any, from your premiums or Interim Value. The amount of the premium tax varies from jurisdiction to jurisdiction, which any state legislature may change. Also, any state legislature may decide to impose the tax when premium payments are made. In those jurisdictions imposing such a tax, the tax rates currently in effect range up to 3 1/2%. However, local taxes may be higher.

MISCELLANEOUS

Additional Amounts on Qualifying Purchase Payments: We reserve the right to make additions to the Interim Values of Contracts of Owners submitting large amounts of premium, wherever allowed by law. As of the date of this Prospectus, the breakpoints for such treatment are premiums of $500,000, $1,000,000 and $5,000,000. We reserve the right to change these breakpoints

Multiple Contracts: We issue a Contract for each acceptable premium or portion thereof, subject to our rules for minimum amounts per Contract. Subsequent discussion in this Prospectus will be in terms of a single Contract.

PURCHASING YOUR ANNUITY

APPLICATION AND INITIAL PAYMENT

This Contract is no longer available for new sales.
We may require a properly completed application or enrollment form, a premium, and any other materials under our underwriting rules before we agree to issue an Annuity. We may issue an Annuity without completion of an application or enrollment form for certain classes of Annuities, where permitted by law.
We offer various initial Guarantee Periods. Subject to our rules, you may choose to have your Net Premium or portions thereof accumulate interest for one or more of the Guarantee Periods then available. While we may issue multiple Contracts, such multiple Contracts may be treated for tax purposes as if they were a single Contract. No Guarantee Period may end later than the Annuity Date.
Please refer to the "Certain Tax Considerations" section of this prospectus.
Once we accept your premium and all our requirements are met, we issue a Contract for each initial Guarantee Period you choose. The minimum premium we will accept from you is $5,000. Our minimum amount per Contract is $2,000. Therefore, you could choose one but not more than two Guarantee Periods if you sent the minimum premium amount. The minimum premium we will accept from you which may be used to purchase a Contract in conjunction with a qualified plan is $2,000. Our prior approval is required before we will accept a premium of any amount that would cause the combined Interim Value of all your Contracts to exceed $500,000.
We confirm each premium payment in writing.

FEES AND CHARGES

Sales Charge: Effective September 16, 2002, all references to sales charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002.
The Company reserves the right to assess a sales charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a sales charge.

Surrender Charge: Effective September 16, 2002, all references to surrender charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002. There is no surrender charge applied if the Annuity is surrendered or a partial withdrawal is made, including any amounts withdrawn under the Free Withdrawal privilege or the Medically-Related Withdrawals provision. A Market Value Adjustment may apply.
The Company reserves the right to assess a surrender charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a surrender charge.
Please see the "Market Value Adjustment" discussion for information on the Market Value Adjustment that may apply to partial or full surrenders.

MANAGING YOUR ANNUITY
PARTICIPANT, ANNUITANT AND BENEFICIARY DESIGNATIONS
When you purchase an Annuity, you must make certain designations, including a Participant and an Annuitant. You may also make certain other designations. These designations include a contingent Participant, a Contingent Annuitant, a Beneficiary, and a contingent Beneficiary. Certain designations are required, as indicated below. Such designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.
Some of the tax implications of the various designations are discussed in the section entitled "Certain Tax Considerations". However, there are other tax issues than those addressed in that section, including, but not limited to, state, estate and inheritance tax issues. You should consult with a tax advisor regarding the tax implications of various designations. You should also consult with a legal advisor as to the implications of certain designations in relation to an estate, bankruptcy, community property where applicable and other matters.
A Participant must be designated. You may designate more than one Participant. If you do, all rights reserved to Participants are then held jointly. We require consent In Writing of all joint Participants for any transaction for which we require the written consent of Participants. Where required by law, we require the consent of the spouse of any person with a vested interest in an Annuity. Naming someone other than the payer of a premium as the Participant may have gift, estate or other tax implications.
You may designate more than one primary or contingent Beneficiary and if you do, the proceeds will be paid in equal shares to the survivors in the appropriate beneficiary class, unless you have requested otherwise In Writing. The Beneficiary is the person or persons or entity(ies) entitled to receive the death benefit or remaining certain payments under an annuity option with certain payments. Unless you indicated that a prior choice was irrevocable, you may change these designations at any time during the Annuitant's lifetime by sending a request In Writing.
If a Participant's spouse is designated as the sole primary Beneficiary of the Annuity and the Participant dies prior to the Annuity Date, the Participant's Spouse, as Beneficiary, may elect to be treated as Participant and continue the Annuity at its current Account Value, subject to its terms, conditions, and any legal restrictions. If the Annuity is owned jointly by both spouses, and the primary Beneficiary is designated as "surviving spouse", each spouse named individually, or a designation of similar intent, then upon the death of either Participant, the surviving spouse may elect to be treated as Participant.
If the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive at the time of the death upon which death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.
You may name one or more Contingent Annuitants. There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant and the Contract is owned by a trust that is neither tax exempt nor does not qualify for preferred treatment under certain sections of the Code, such as Section 401 (a "non-qualified" trust). In general, the Code is designed to prevent the benefit of tax deferral from continuing for long periods of time on an indefinite basis. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Contract is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use a Contract in such a fashion. You must name Contingent Annuitants according to our rules when a Contract is used as a funding vehicle for certain retirement plans designed to meet the requirements of Section 401 of the Internal Revenue Code.

MANAGING YOUR ACCOUNT VALUE

Guarantee Periods
As of the date of this Prospectus, we offer Guarantee Periods with annual durations of one to ten years. We may change the Guarantee Periods we offer at some future date; however, any such change will not have an impact on any Guarantee Period then in effect.
Please refer to "Appendix A" of this prospectus for an illustration of how interest is credited during a Guarantee Period.
At the end of a Guarantee Period that occurs prior to the Annuity Date, a subsequent Guarantee Period begins. At least 30 days prior to the end of any Guarantee Period of at least a year's duration, or earlier where required by law or regulation, we inform you of the Guarantee Periods available as of the date of such notice. We do not provide a similar notice if the Guarantee Period that is ending is of less than a year's duration. Subject to our rules, a subsequent Guarantee Period will begin according to your instructions, if received at our Office not less than two business days prior to the last day of the Guarantee Period then coming to an end. If you don't send us instructions or instructions are not received in a timely fashion, the subsequent Guarantee Period will be equal in duration to the one just ended.
We may change the guarantee periods available at any time, including the period between the date we mail you notice and the date your subsequent guarantee period begins. If you choose a duration that is no longer available on the date your subsequent Guarantee Period begins and we cannot reach you to choose a different duration, the next shortest duration will apply. Similarly, if you have made no choice but we no longer are making available Guarantee Periods equaling the one then ending for your Contract, the next shortest duration will apply. However, in no event will the Guarantee Period end after the Annuity Date.

Alternate Guarantee Periods
You may choose to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end, subject to the following rules:
1. We must receive your request In Writing at our Office.
2. The beginning of the new Guarantee Period is the first business day after the date we receive all the information we need to process your request.
3. The Guarantee Period you choose must be one we are making available on the date the new Guarantee Period is to begin.
4. Your Annuity Date must be the first day of the month on or immediately after an anniversary of the date on which the new Guarantee Period begins. If necessary to meet this requirement, you must choose a new Annuity Date before we will process your request.
5. The new Guarantee Period may not extend beyond the Annuity Date.
6. We will process only one such request per Contract per Contract Year.
7. In certain Contracts, you may not choose a shorter Guarantee Period than the Initial Guarantee Period until after the date the Initial Guaranteed Period was scheduled to end.
Any applicable market value adjustment formula will be applied to your Contract's Interim Value immediately prior to the beginning of the new Guarantee Period. No surrender charge will be assessed. The resulting Interim Value will be credited interest at the Subsequent Guarantee Rate for the new Guarantee Period.
Exercising this privilege may or may not increase your interim value over time. That will depend on such factors as any market value adjustment applicable at the time the privilege is exercised, the Guarantee Period you choose and Subsequent Guarantee Rate we are then crediting for that Guarantee Period, the length of time you subsequently hold your Contract, and any subsequent partial surrenders or withdrawals under the Free Withdrawal Privilege.

Interest Rates
Declared rates are effective annual rates of interest. The rate is guaranteed throughout the Guarantee Period. The Initial Guarantee Rate applies to the Net Premium less all Gross Surrender Values during the initial Guarantee Period. The Subsequent Guarantee Rate for any subsequent Guarantee Period applies to the Interim Value on the date such subsequent Guarantee Period begins less all Gross Surrender Values after that date.
We inform you of the Initial Guarantee Rate when we confirm acceptance of your premium and issuance of your Contract. You will be informed of the Subsequent Guarantee Rate applicable to any subsequent Guarantee Period as part of the annual report we send you.
At any time we may change interest rates. Any such change does not have an impact on the rates applicable to Guarantee Periods already in effect. However, such a change will affect the Market Value Adjustment.
Please refer to the "Market Value Adjustment" section of this prospectus.
When a subsequent Guarantee Period begins, the rate applied to your Contract will not be less than the rate then applicable to new Contracts of the same type with the same Guarantee Period.

Interest rates are subject to a minimum. We may declare higher rates. The minimum for each Guarantee Period is based on both an index and a reduction to the interest rate determined according to the index.
Each index is based on the published rate for certificates of indebtedness (bills, notes or bonds, depending on the term of indebtedness) of the United States Treasury at the most recent Treasury auction held at least 30 days prior to the beginning of the Guarantee Period to which the minimum is to apply. The term (length of time from issuance to maturity) of the certificates of indebtedness upon which the index used for any Guarantee Period is the same as the Guarantee Period. If no certificates of indebtedness are available for such term, the next shortest term is used. If the United States Treasury's auction program is discontinued, we will substitute indexes which in our opinion are comparable. If required, implementation of such substitute indexes will be subject to approval by the Securities and Exchange Commission and the Insurance Department of the jurisdiction in which the Contract was delivered. (For group Contracts, it is our expectation that approval of only the jurisdiction in which the underlying group contract was delivered would apply.)
The reduction used in determining the minimum is an amount not to exceed 2% percent of interest. We may reduce this amount for a particular type of Contract if we can expect reduced sales expenses or other expenses in relation to sales of that Contract.
In certain jurisdictions, including New York, if available, in no event will the minimum be less than the minimum rate in the contract issuing jurisdiction, irrespective of the index.
Your Contract may include a provision committing us to declare Subsequent Guarantee Rates applicable to certain Subsequent Guarantee Periods at higher rates than the Current Rates for that type of Contract. The manner in which Subsequent Guarantee Rates are increased will be uniform for all Participants in any one particular group Contract. The manner in which such Subsequent Guarantee Rates are increased will be uniform for all owners of any one particular type of individual Contract, wherever such an increase in rates is allowed by law and/or regulation. For any particular Contract, the number of Contract Years required before such an increase in rates applies or the size of such increase will depend on our expectations as to sales expenses and other expenses in relation to sales of that type of Contract.
We have no specific formula for determining the interest rates we declare. Rates may differ, between types of Contracts, even for Guarantee Periods of the same duration starting at the same time. We expect such rates to reflect the returns available on the type of investments we make to support these types of Contracts. However, we may also take into consideration in determining rates such factors including, but not limited to, the duration of the Guarantee Period, regulatory and tax requirements, the liquidity of the secondary markets for the type of investments we make, commissions, administrative expenses, investment expenses, general economic trends and competition. Our management makes the final determination as to interest rates to be credited. We cannot predict the rates we will declare in the future.
You may obtain our current rates by writing us or calling us at 1-800-879-7012.

Market Value Adjustment
The market value adjustment ("MVA") may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, or which qualifies under our rules as a medically-related withdrawal is not affected by the MVA.
In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period, except where required by law, if the change to an alternate Guarantee Period occurs not more than 30 days before the end of the Guarantee Period.
The MVA reflects the relationship as of the time it is calculated between: (a) the rate then being credited to your Contract; and (b) our Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment sensitive to such fluctuations. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all Contracts of the same type, and cannot exceed 0.25% for any type of Contract.
We reserve the right, from time to time, to determine the MVA using an interest rate lower than the Current Rate for all transactions applicable to a class of Contracts. This would benefit all such Contracts if transactions to which the MVA applies occur while we use such lower interest rate.
In certain states the amount of any MVA may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any MVA that applies will be subject to our rules for complying with such law or regulation.
The MVA formula is applied separately to each Guaranteed Period to determine the Account Value of the Guaranteed Period on a particular date. The formula is as follows:
 [ (1+I) / (1+J+ the adjustment amount) ] N/12

where:

I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

J is the Current Rate for the Guarantee Period equal to the number of years (rounded to the next higher number when occurring on other than an anniversary of the beginning of the current Guarantee Period) remaining in your current Guarantee Period ("Remaining Period");

N is the number of months (rounded to the next higher number when occurring on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining in your Guarantee Period.

Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.
If we are no longer offering a Guarantee Period equal to the Remaining Period but are offering Guarantee Periods that are both shorter and longer than the Remaining Period, we will interpolate a rate for J between our Current Rates for the next shortest and next longest Guarantee Periods then being offered. If we are no longer offering a Guarantee Period equal to the Remaining Period and also are no longer offering Guarantee Periods that are both longer and shorter than the Remaining Period, we will determine rates for both I and J based on the Moody's Corporate Bond Yield Average - Monthly Average Corporates (the "Average"), as published by Moody's Investor Services, Inc., its successor, or an equivalent service should such Average no longer be published by Moody's. For determining I, we will use the Average for the applicable Guarantee Period published on or immediately prior to the start of your current Guarantee Period. For determining J, we will use the Average for the Remaining Period published on or immediately prior to the date the MVA is calculated.
In the special case where I = J, the MVA is set equal to 1.
The following examples show the effect of the MVA on a surrender. The examples assume surrender charges do not apply and:
Interim Value at Beginning of Guarantee Period:   $50,000
•Guarantee Period: 5 years
•Guarantee Rate: 3% effective annual rate
•Date of Calculation:  End of the third year since the beginning of the Guarantee Period (two exact years remaining to the end of the Guarantee Period)
•Adjustment Amount:  0.25% of interest

Example of Upward Adjustment

Assume J = 2%
(Current Rate for Contracts electing a two-year Guarantee Period)
At this point I = 3% (0.03) and N = 24
(number of months remaining in the Guarantee Period)
Interim Value prior to application of MVA: $54,636.35
MVA = [(1+I)/(1+J+0.0025)]^N/12 = [1.03/1.0225]^2 = 1.014724
Net Surrender Value = Interim Value X MVA = $55,440.80.

Example of Downward Adjustment

Assume J = 4%
(Current Rate for Contracts electing a two-year Guarantee Period)
At this point I = 3% (0.03) and N = 24
(number of months remaining in the Guarantee Period)
Interim Value prior to application of MVA: $54,636.35.
MVA = [(1+I)/(1+J+0.0025)]^N/12 = [1.03/1.0425]^2 = 0.976163

Net Surrender Value = Interim Value X MVA = $53,333.98.

ACCESS TO ACCOUNT VALUE
SURRENDERS
You may request a full or partial surrender. Your Annuity must accompany your surrender request. Partial surrenders may only be made if:

(a) the Gross Surrender Value is at least $1,000; and

(b) the Gross Surrender Value plus $1,000 does not exceed the amount payable if you completely surrender your Contract on that date.

The amount payable to you is the Net Surrender Value. The method for determining the Net Surrender Value is shown in your Contract, and is either expressed as a percentage of the Gross Surrender Value or as a percentage of the premium being liquidated. Assuming that:

A = the Gross Surrender Value;

B = the surrender charge, if any, as of the date we receive the surrender request In Writing; and

C = the market value adjustment described below as of the date we receive the surrender request In Writing;

i. if the surrender charge is expressed as a percentage of the Gross Surrender Value, then the Net Surrender Value equals (A - B) X C;

ii. if the surrender charge is expressed as a percentage of the premium being liquidated, then the Net Surrender Value equals (A X C) - B; and

iii. if there is no surrender charge, then the Net Surrender Value equals A X C.

These securities may be subject to a substantial surrender charge and/or market value adjustment if not held to the end of a guarantee period, which could result in your receipt of less than your premium. You may avoid any applicable surrender charge by holding your Contract until the time surrender charges no longer apply, which will be shown in your Contract. No market value adjustment applies to any surrender occurring at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of the Guarantee Period. However, any sales charges, if applicable, could also result in your receipt of less than your premium under certain circumstances
Please refer to the "Charges" section of this prospectus.
Where permitted by law, any applicable surrender charge is waived if a full surrender qualifies under our rules as a medically-related withdrawal.
Please refer to the "Medically-Related Withdrawals" section of this prospectus.
Under certain circumstances, some or all of the monies surrendered may be considered as taxable income and may also be subject to certain penalty provisions of the Internal Revenue Code.
Please refer to the "Certain Tax Considerations" section of this prospectus.

MEDICALLY-RELATED WITHDRAWAL
Where permitted by law, you may apply to surrender your rights under your Contract for its Interim Value prior to the Annuity Date upon occurrence of a "Contingency Event". The Annuitant must be alive as of the date we pay the proceeds of such surrender request. If the Owner is one or more natural persons, all such Owners must be alive at such time. This waiver of any applicable surrender charge and market value adjustment is subject to our rules. For contracts issued before May 1, 1996, a "Contingency Event" occurs if the Annuitant is:

1. First confined in a "Medical Care Facility" while your Contract is in force and remains confined for at least 90 days in a row; or

2. First diagnosed as having a Fatal Illness while your Contract is in force.

"Medical Care Facility" means any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed "Physician" in writing and based on physical limitations which prohibit daily living in a non-institutional setting. "Fatal Illness" means a condition diagnosed by a licensed Physician which is expected to result in death within 2 years for 80% of the diagnosed cases. "Physician" means a person other than you, the Annuitant or a member of either your or the Annuitant's families who is state licensed to give medical care or treatment and is acting within the scope of that license. We must receive satisfactory proof of the Annuitant's confinement or Fatal Illness In Writing. Specific details and definitions of terms in relation to this benefit may differ in certain jurisdictions.

FREE WITHDRAWAL PRIVILEGE
Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts or due to premium size. Amounts credited due to premium size are not considered to be interest only for purposes of this free withdrawal privilege. Withdrawals of any type made prior to age 59½ may be subject to 10% additional tax.

SYSTEMATIC WITHDRAWALS
You can receive Systematic Withdrawals of Growth only or fixed dollar amounts that do not exceed the Growth. Systematic Withdrawals are not subject to Market Value Adjustments.
Generally, Systematic Withdrawals are limited to the Growth accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed the Growth. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis.
The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

QUALIFIED PLAN WITHDRAWAL LIMITATIONS
There are surrender or withdrawal limitations in relation to certain retirement plans for employees which qualify under various sections of the Code. These limitations do not affect certain roll-overs or exchanges between qualified plans. Generally, distribution of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Code section 402(g)(3)(A)), or attributable to transfers from a custodial account (as defined in Code section 403(b)(7)), is restricted to the employee's: (a) separation from service; (b) death; (c) disability (as defined in Section 72(m)(7) of the Code); (d) reaching age 59 1/2; or (e) hardship (as defined for purposes of Code Section 401(k)). In the case of tax sheltered annuities, these limitations do not apply to certain salary reduction contributions made and investment results earned prior to dates specified in the Code. In addition, the limitation on hardship withdrawals does not apply to salary reduction contributions made and investment results earned prior to dates specified in the Code which have been transferred from custodial accounts. Rollovers from the types of plans noted to an individual retirement account or individual retirement annuity are not subject to the limitations noted. Certain distributions, including rollovers, that are not transferred directly to the trustee of another qualified plan, the custodian of an individual retirement account or the issuer of an individual retirement annuity may be subject to automatic 20% withholding for Federal income tax. This may also trigger withholding for state income taxes.
DEFERRAL OF PAYMENT
We may defer payment of any partial or total surrender for the period permitted by law. In no event may this deferral of payment exceed 6 months from the date we receive the request In Writing. If we defer payment for more than 30 days, we pay interest on the amount deferred in accordance with your Contract.
ANNUITY DATE
You may choose an Annuity Date when you purchase an Annuity or at a later date. It must be the first day of the first month on or after the end of a Guarantee Period. It must also be after the third Contract Year unless the Annuitant has a medically-related condition that would permit a medically-related withdrawal. It can be changed at any time but such requests must be received In Writing at our Office at least 30 days before the current Annuity Date. In the absence of an election In Writing and where permitted by law: (a) the Annuity Date is the start of the Contract Year first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity. Your choice of Annuity Date may be limited in certain jurisdictions.
Please refer to the "Medically-Related Withdrawals" section of this prospectus.
ANNUITY OPTIONS
You may select an annuity option when you purchase an Annuity, or at a later date. You may change this before the Annuity Date under the terms of your contract. In the absence of an election from you, payments will automatically commence on the Annuity Date under option 2, with 120 payments certain. The amount to be applied is the value of your Contract on the Annuity Date. Annuity options in addition to those shown are available with our consent.
You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below. Except where a lower amount is required by law, the minimum monthly annuity payment is $50.
If you have not made an election prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not alter such election.

Option 1
Life Annuity: This annuity is payable monthly during the lifetime of the payee, terminating with the last payment due prior to the death of the payee. Since no minimum number of payments is guaranteed, this option offers the maximum level of monthly payments of the annuity options. It is possible that the payee could receive only one payment if he or she died before the date the second payment was due, and no other payments nor death benefits would be payable.
Option 2
Life Annuity with 120, 180, or 240 Monthly Payments Certain: This annuity provides monthly income to the payee for a fixed period of 120, 180, or 240 months, as selected, and for as long thereafter as the payee lives. Should the payee die before the end of the fixed period, the remaining payments are paid to the Beneficiary to the end of such period.
Option 3
Payments Based on Joint Lives: Under this option, income is payable monthly during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all key lives occurs before the date the second payment was due, and no other payments nor death benefits would be payable.
Option 4
Payments for a Designated Period: This annuity provides an amount payable for a specified number of years. The number of years is subject to our then current rules.
Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period. Note that under this option, payments are not based on how long we expect Annuitants to live.
The monthly payment varies according to the annuity option you select. The monthly payment is determined by multiplying the value of your Contract on the Annuity Date (expressed in thousands of dollars) less any amount then assessed for premium tax, by the amount of the first monthly payment per $1,000 obtained from our annuity rates. These rates will not be less than those provided in the tables included in the Contract. These tables are derived from the 1983a Individual Annuity Mortality Table with ages set back one year for males and two years for females and with an assumed interest rate of 4% per annum. Where required by law or regulation, such annuity tables will have rates that do not differ according to the gender of the key life. Otherwise the rates will differ according to the gender of the key life.
Annuity payments will be made on the first day of each month once payments begin.

DEATH BENEFIT

On the Contracts we offer as of the date of this Prospectus, "death" means either your death, or the Annuitant's death if there is no Contingent Annuitant. The amount payable on death prior to the Annuity Date and before the Contract anniversary following the earlier of your or the Annuitant's 85th birthday is the greater of (1) the Interim Value of your Contract as of the date we receive due proof of death, or (2) the premium allocated to your Contract less the sum of all prior Gross Surrender Values. The amount of the death benefit at any later date prior to the Annuity Date is the Interim Value as of the date we receive "due proof of death". The following constitutes "due proof of death":
(a)(i) a certified copy of a death certificate, (ii) a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or (iii) any other proof satisfactory to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the mode of payment of the death benefit, if not previously elected by the Participant. The amount of the death benefit is reduced by any annuity payments made prior to the date we receive In Writing due "proof of death".
We may offer contracts that pay the death benefit upon the death of: (a) the Participant when the Participant is a natural person; and (b) the Annuitant (unless a Contingent Annuitant was previously designated) when the Participant is not a natural person (such as a trustee). In such Contracts the death benefit would be payable if the death occurred before the 85th birthday of the applicable decedent.
In the absence of your election In Writing prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not modify such election. In the event of your death, the benefit must be distributed within:
(a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after your death to be paid under (b) above must commence within one year of the date of death.
For qualified annuities, death distribution options may vary from the above. Please see the Certain Tax Considerations section for more information.
If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. However, if the Contingent Annuitant predeceased the Annuitant or there is no Contingent Annuitant designation, the death benefit becomes payable to the Beneficiary.
The death of the first of any joint Participant is deemed the death of the Participant for determining payment of the death benefit.
If the Beneficiary is your spouse and your death occurs prior to the Annuity Date and the Annuitant or Contingent Annuitant is living, then in lieu of receiving the death benefit, your spouse may elect to be treated as the Participant and continue the Annuity at its current Interim Value, subject to its terms and conditions.
CERTAIN TAX CONSIDERATIONS
The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law. We generally do not describe state, local, foreign or other federal tax laws. It is based on current law and interpretations which may change. The information provided is not intended as tax advice. The federal income tax treatment of the Annuity is unclear in certain circumstances, and you should always consult a qualified tax adviser regarding the application of law to individual circumstances. Generally, the cost basis in an Annuity is the amount you pay into your Annuity, or into an annuity exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA. We do not track cost basis for tax-favored retirement plans, which is the responsibility of the Owner.
On advisory products, you may establish an advisory fee deduction program for a qualified or non-qualified Annuity with no living benefit such that charges for investment advisory fees are not taxable to the Annuity Owner. Please note that there are additional requirements that must be satisfied in order for investment advisory fee charges paid from a non-qualified Annuity to be treated as not taxable. Charges for investment advisory fees that are taken from a qualified or non-qualified Annuity with a living benefit are treated as a partial withdrawal from the Annuity and will be tax reported as such to the Annuity Owner.
The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.
NONQUALIFIED ANNUITIES
In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.
Taxes Payable by You
We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. We treat advisory fee payments as an expense of the Annuity and not a taxable distribution if your non-qualified Annuity satisfies the requirements of a Private Letter Ruling issued to us by the Internal Revenue Service (“IRS”). In accordance with the PLR, advisory fee payments from your non-qualified Annuity are treated as an expense as long as your advisor attests to us that the PLR requirements have been met, including that the advisory fees will not exceed 1.5% of the Annuity’s cash value and the Annuity only pays the advisor for fees related to investment advice and no other services. The PLR does not generally allow such favorable tax treatment of advisory fee payments where a commission is also paid on the Annuity.
It is possible that the IRS could assert that some or all of the charges for the optional living or death benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable income to the extent there are earnings in the Annuity. Additionally, for Owners under age 59½, the taxable income attributable to the charge for the benefit could be subject to the 10% additional tax. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.
Taxes on Withdrawals and Surrender Before Annuity Payments Begin
If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as a return of cost basis, until all gain has been withdrawn. At any time there is no gain in your Annuity, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. An exception to this treatment exists for contracts purchased prior to August 14, 1982. Withdrawals are treated as a return of cost basis in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982 is not subject to the 10% additional tax.
You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includible in income with respect to such assignment or pledge. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.
If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax and possibly the 10% additional tax.
Taxes on Annuity Payments
If you select an annuity payment option as described in the "Access to Account Value" section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount. Under the Tax Cuts and Jobs Act of 2017, this deduction is suspended until after 2025.
If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.
Maximum Annuity Date
You must commence annuity payments no later than the first day of the calendar month following the maximum Annuity Date for your Annuity. Upon reaching the maximum Annuity Date you can no longer make Purchase Payments, surrender, exchange, or transfer your contract. The maximum Annuity Date may be the same as the Latest Annuity Date as described elsewhere in this prospectus. For some of our Annuities, you can choose to defer the Annuity Date beyond the default or Latest Annuity Date, as applicable, described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.
Please refer to your Annuity contract for the maximum Annuity Date.
Partial Annuitization
We do not currently permit partial annuitization.
Medicare Tax on Net Investment Income
The Code includes a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly or qualifying widow(er) with dependent child, $125,000 for married taxpayers filing separately, $200,000 for all others, and approximately $14,450 for estates and trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.
10% Additional Tax for Early Withdrawal from a Nonqualified Annuity
You may owe a 10% additional tax on the taxable part of distributions received from your Nonqualified Annuity. Amounts are not subject to this additional tax if:
▪the amount is paid on or after you reach age 59½;
▪the amount is paid on or after your death (or the death of the Annuitant when the owner is not an individual);
▪the amount received is attributable to your becoming disabled (as defined in the Code);
▪generally the amount paid or received is in the form of substantially equal periodic payments (as defined in the Code) not less frequently than annually (please note that substantially equal periodic payments must continue until the later of reaching age 59½ or five years and the impermissible modification of payments during that time period will result in retroactive application of the 10% additional tax); or
▪the amount received is paid under an immediate Annuity (within the meaning of the Code) and the annuity start date is no more than one year from the date of purchase (the first monthly annuity payment being required to be paid within 13 months).
Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Special Rules in Relation to Tax-free Exchanges Under Section 1035
Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% additional tax on pre-age 59½ withdrawals. In Revenue Procedure 2011-38, the IRS indicated that, for partial exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed (other than an amount received as an annuity for a period of 10 years or more or during one or more lives), the IRS may not treat the transaction as a tax-free Section 1035 exchange. The IRS will apply general tax rules to determine the substance and treatment of the transaction in such cases. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.
If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a return of cost basis first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
After you elect an Annuity Payout Option, we do not allow you to exchange your Annuity.
Taxes Payable by Beneficiaries for a Nonqualified Annuity
If an Owner dies before the Annuity Date, the Death Benefit distributions are taxed at ordinary income tax rates. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same income tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit:
▪As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.
▪Within 5 years of death of Owner, the Beneficiary is taxed on the lump sum payment. The Death Benefit must be taken as one lump sum payment within 5 years of the death of the Owner. Partial withdrawals are not permitted to be paid to Beneficiaries under our Annuity contracts.
▪Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis. After the full amount of cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable.
After the Annuity Date, if a period certain remains under the annuity option and the Annuitant dies before the end of that period, any remaining payments made to the Beneficiary will be fully excluded from income until the remaining investment in the contract is recovered and all annuity payments thereafter are fully includible in income. If we allow the Beneficiary to commute the remaining payments in a lump sum, the proceeds will be taxable as a surrender.
Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified

Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
Reporting and Withholding on Distributions
Amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity payment, we apply default withholding under the applicable tax rules unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the United States or do not provide a U.S. taxpayer identification number, we are required to withhold income tax.
State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.
Regardless of the amount withheld by us, you are liable for payment of income taxes (including any estimated taxes that may be due) on the taxable portion of distributions from the Annuity. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.
Entity Owners
Where an Annuity is held by a non-natural person (e.g., a corporation, partnership), other than as an agent or nominee for a natural person (or in other limited circumstances), increases in the value of the Annuity over its cost basis will be subject to tax annually.
Where an Annuity is issued to a Charitable Remainder Trust (CRT), increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living and death benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living or death benefits violates their fiduciary duty to the remainder beneficiary.
Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity is generally not considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person, provided that all grantors of the trust are natural persons. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.
Where the Annuity is owned by a grantor trust, the Annuity must be distributed within five years after the date of the first grantor’s death (or the Annuitant’s death in certain instances) under Section 72(s) of the Code. See the “Death Benefit” section for scenarios where a Death Benefit or Surrender Value is payable depending upon the underlying facts.
Trusts are required to complete and submit a Certificate of Entity form, and we will tax report based on the information provided on this form.
Annuity Qualification
Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the investment assets in the Nonqualified Annuity Sub-accounts must be diversified according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment, and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the U.S. or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.
An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. The tax law limits the amount of control you may have over choosing investments for your Annuity. If this “investor control” rule is violated, your Annuity assets will be considered owned directly by you and lose the favorable tax treatment generally afforded to annuities.
While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for a Nonqualified Annuity.
Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within five years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). If the Beneficiary does not begin installments within one year of the date of death, no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the five-year deadline. Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules generally apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitant to die.
Changes To Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.
QUALIFIED ANNUITIES
In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.
The following is a general discussion of the tax considerations for Qualified Annuities. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your financial professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.
A Qualified Annuity may have been purchased for use in connection with:
▪Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;
▪Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;
▪A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
▪H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);
▪Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);
▪Section 457 plans (subject to 457 of the Code).
A Nonqualified Annuity may have been purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.
You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).
Types of Tax-favored Plans
IRAs. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this prospectus and in those Disclosure Statements), the IRS requires that you have a “Free Look” after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.
Contribution Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. Contribution amounts are indexed for inflation. The IRS generally provides contribution limits for the subsequent year in the fourth quarter of the current year. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not currently indexed for inflation. However, the $1,000 catch-up contribution for IRA owners age 50 or older will be indexed for inflation starting in 2024 in accordance with the Consolidated Appropriations Act, 2023 (which includes SECURE 2.0 of 2022 (“SECURE 2.0”). Go to www.irs.gov for the contribution limits for each year.
The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law).

For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule. There is no age limitation with regard to contributions to a traditional IRA as long as the earned income requirements are met.
In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.
Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:
▪You, as Owner of the Annuity, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);
▪Your rights as Owner are non-forfeitable;
▪You cannot sell, assign or pledge the Annuity;
▪The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts or amounts transferred by trustee-to-trustee transfer);
▪The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn the applicable age (see the Required Minimum Distribution rules for more details); and
▪Death and annuity payments must meet Required Minimum Distribution rules described below.
Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general income tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:
▪A 10% early withdrawal additional tax described below;
▪Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or
▪Failure to take a Required Minimum Distribution, also described below.
Simplified Employee Pensions (SEP). SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:
▪If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) the annual employer contribution limit as indexed for inflation, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. Go to www.irs.gov for the current year contribution limit and compensation limit.
▪SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
▪SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals from employee income. Contribution amounts are indexed for inflation. The IRS generally provides contribution limits for the subsequent year in the fourth quarter of the current year, with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year are permitted to contribute an additional catch up contribution amount. These amounts are indexed for inflation and may depend on the participant’s age. Go to www.irs.gov for the current year contribution limit and catch up contribution limit. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the Annuity for a standard IRA.
▪Roth contributions are permitted for SEP IRAs starting in 2023. Under SECURE 2.0, employers may offer employees the ability to elect to treat employee and employer SEP contributions (in whole or in part) as made to a Roth IRA.
ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:
▪Contributions to a Roth IRA cannot be deducted from your gross income;
▪“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59½; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.
▪If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA during your lifetime, and distributions are not required during the owner’s lifetime.
Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA (subject to a timing restriction), employer sponsored retirement plan (under Sections 401(a) or 403(b) of the Code) or Roth IRA. You may also purchase an Annuity for a Roth IRA, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish (a "conversion"). The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution additional tax unless a distribution that is allocable to the rollover contribution is distributed within 5 years of the conversion).
In addition, SECURE 2.0 amends the Code to allow for tax and penalty free rollovers from 529 accounts to Roth IRAs, under certain conditions. Starting in 2024, beneficiaries of 529 college savings accounts would be permitted to roll over up to $35,000 over the course of their lifetime from any 529 account in their name to their Roth IRA. These rollovers are also subject to Roth IRA annual contribution limits, and the 529 account must have been open for more than 15 years.
The Code also permits the recharacterization of current year contribution amounts from a traditional IRA, SEP, or SIMPLE IRA into a Roth IRA, or from a Roth IRA to a traditional IRA. Recharacterization is accomplished through a trustee-to-trustee transfer of a contribution (or a portion of a contribution) plus earnings, between different types of IRAs. A properly recharacterized contribution is treated as a contribution made to the second IRA instead of the first IRA. Such recharacterization must be completed by the applicable tax return due date (with extensions). However, no recharacterizations of conversions can be made.
Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under Sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.
TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement subject to specific limits. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional amount. This amount is indexed for inflation. Go to www.irs.gov for the current year contribution limit and catch up contribution limit. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a governmental 457(b) plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:
▪Your attainment of age 59½;
▪Your severance of employment;
▪Your death;
▪Your total and permanent disability; or
▪Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).
In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn the applicable age or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any “direct transfer” of your interest in the Annuity to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.
Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.

Late Rollover Self-Certification
You may be able to apply a rollover contribution to your IRA or qualified retirement plan after the 60-day deadline through a self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. As indicated in this IRS guidance, we, as a financial institution, are not required to accept your self-certification for waiver of the 60-day deadline.
Required Minimum Distributions and Payment Options
If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach the applicable age (“required beginning date”) and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime.

If you were born...	Your "applicable age" is …
Before July 1, 1949	70½
After June 30, 1949 and before 1951	72
After 1950 and before 1960*	73*
After 1959*	75*
* If you were born in 1959, you should consult your tax advisor regarding your “applicable age”.
The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 25% excise tax (a 50% excise tax applied prior to the 2023 taxable year) on the amount of any required minimum distribution not made in a timely manner. The excise tax on failure is further reduced from 25 percent to 10% if corrected in a timely manner and certain other conditions are met in accordance with SECURE 2.0.
Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial present value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.
You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own. If a trustee to trustee transfer or direct rollover of the full contract value is requested when there is an active Required Minimum Distribution program running, the Required Minimum Distribution will be removed and sent to the Owner prior to the remaining funds being sent to the transfer institution.
Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your non-Roth IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.
Charitable IRA Distributions.
Certain qualified IRA distributions used for charitable purposes are eligible for an exclusion from gross income, up to $100,000 (indexed for inflation beginning after 2023), for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions. Effective 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1) the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70½, over (2) the total amount of reductions for all tax years preceding the current tax year. You should consult your tax advisor about whether a one-time distribution up to $50,000 (indexed for inflation beginning after 2023) that is made from your IRA to a “split-interest entity” can be excluded from your gross income.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Required Distributions Upon Your Death for a Qualified Annuity
Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. For Owner and Beneficiary deaths prior to 2020, please consult your tax advisor regarding the applicable post-death distribution requirements.

The information provided below applies to Owner and Beneficiary deaths after 2019. In addition, if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, this new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, this new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).
•Death before your required beginning date. If you die before your required beginning date, and you have a designated beneficiary, any remaining interest must be distributed within 10 years after your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death. An EDB (other than a minor child) can generally stretch distributions over their life or life expectancy if payments begin within one year of your death and continuing over the EDB’s remaining life expectancy after the EDB’s death. However, all amounts must be fully distributed by the end of the year containing the 10th anniversary of the EDB’s death. Special rules apply to minors and Beneficiaries that are not individuals. Additional special rules apply to surviving spouses, see “Spousal Continuation” below.
•Death on or after your required beginning date. In general, if you die on or after your required beginning date, and you have a designated beneficiary who is not an EDB, any remaining interest in your Qualified Annuity must continue to be distributed over the longer of your remaining life expectancy and your designated beneficiary’s life expectancy (or more rapidly), but all amounts must be distributed within 10 years of your death. If your Beneficiary is an EDB (other than a minor child), distributions must continue over the longer of your remaining life expectancy and the EDB’s life expectancy (or more rapidly), but all amounts must be distributed within 10 years of the EDB’s death. Special rules apply to EDBs who are minors, EDBs who are older than the Owner, and Beneficiaries that are not individuals.
•Annuity payments. If you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by us) in order to comply with the post-death distribution requirements.
•Other rules. The new post-death distribution requirements do not apply if the employee or IRA owner elected annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, these post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, and the designated beneficiary had elected the lifetime payout rule or was under the at-least-as rapidly rule, any remaining interest must be distributed within 10 years of the designated beneficiary’s death. Hence, this 10-year rule will apply to (1) a contract issued prior to 2020 which continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020, and (2) an inherited IRA issued after 2019 to the designated beneficiary of an employee or IRA owner who died prior to 2020.
•Spousal continuation. If your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse’s death by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by electing to treat your IRA as your surviving spouse’s own IRA.
The post-death distribution requirements are complex and unclear in numerous respects. Treasury has issued proposed regulations that may impact these required minimum distribution requirements for calendar years on or after January 1, 2023. We reserve the right to make changes in order to comply with the proposed regulations, or any final regulations published in the future. Any such changes will apply uniformly to affected Owners or Beneficiaries and will be made with such notice to affected Owners or Beneficiaries as is feasible under the circumstances. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
Unless payments are being made in the form of an annuity, a Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.
Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.
Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the required beginning date.
10% Additional Tax for Early Withdrawals from a Qualified Annuity
You may owe a 10% additional tax on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan. Amounts are not subject to this additional tax if:
▪the amount is paid on or after you reach age 59½ or die;
▪the amount received is attributable to your becoming disabled; or
▪generally the amount paid or received is in the form of substantially equal periodic payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal periodic payments must continue until the later of reaching age 59½ or five years. Certain modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% additional tax.)
Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Withholding
For 403(b) Tax Deferred annuities, we will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, governmental 457(b) plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a governmental 457(b) plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
▪For any annuity payments not subject to mandatory withholding, you will have taxes withheld under the applicable default withholding rules; and
▪For all other distributions, we will withhold at a 10% rate.
If no U.S. taxpayer identification number is provided, no election out of withholding will be allowed, and we will automatically withhold using the default withholding rules. In addition, if you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the U.S., we are required to withhold income tax.
We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes (including any estimated tax liabilities) on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.
Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country.
CARES Act impacts. In 2020, Congress passed the Coronavirus Aid, Relief and Economic Security (CARES) Act. This law includes provisions that impact Individual Retirement Annuities (IRAs), Roth IRAs and employer sponsored qualified retirement plans, including a 2020 Required Minimum Distribution waiver, plan loan relief and special rules that applied to coronavirus related distributions. While most provisions applied only to 2020, certain items impact future years as well.
Repayments of Coronavirus Related Distributions: Relief was provided for “coronavirus-related distributions” (as defined by federal tax law) from qualified plans and IRAs made at any time on or after January 1, 2020 and before December 31, 2020. Coronavirus related distributions are permitted to be recontributed to a plan or IRA within three years. The recontribution is generally treated as a direct trustee-to-trustee transfer within 60 days of the distribution. Please note that recontributions to certain plans or IRAs may not be allowed based on plan or contract restrictions.
The distribution must have come from an “eligible retirement plan” within the meaning of Code section 402(c)(8)(B), i.e., an IRA, 401(a) plan, 403(a) plan, 403(b) plan, or governmental 457(b) plan. The relief was limited to aggregate distributions of $100,000.
ERISA Requirements
ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.
Other relevant information required by the exemptions is contained in the contract and accompanying documentation.
Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.
Spousal Consent Rules for Retirement Plans – Qualified Annuities
If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.
Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.
Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.
IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required unless specifically required under the terms of the plan. Upon your death, any Death Benefit will be paid to your designated Beneficiary.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
Revenue Rulings 2018-17 and 2020-24 provide that an amount transferred from an IRA or 401(a) qualified retirement plan to a state’s unclaimed property fund is subject to federal income tax withholding at the time of transfer. The amount transferred is also subject to federal tax reporting. Consistent with these Rulings, we will withhold federal and state income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund. Nonqualified annuity contracts generally are subject to the same or similar federal income tax reporting and withholding requirements as IRAs and qualified retirement plans. As a result, we may determine in the future that we have an obligation to follow similar guidelines with respect to any amounts escheated from your nonqualified Annuity.
Gifts and Generation-skipping Transfers
If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37½ years younger than you, there may be generation-skipping transfer tax consequences.
Civil Unions and Domestic Partnerships
U.S. Treasury Department regulations provide that for federal tax purposes, the term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship that is not denominated as a marriage under the laws of the state where the relationship was entered into, regardless of domicile. As a result, if a Beneficiary of a deceased Owner and the Owner were parties to such a relationship, the Beneficiary will be required by federal tax law to take distributions from the Contract in the manner applicable to non-spouse Beneficiaries and will not be able to continue the Contract. Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.

GENERAL INFORMATION
REPORTS TO YOU
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our website at www.prudential.com/annuities or any other electronic means. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.
Any errors or corrections on transactions for your Annuity must be reported to us at our Office as soon as possible to assure proper accounting to your Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 30 days from the date you receive the confirmation. For transactions that are first confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 30 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 30-day period. We may also send an annual report and a semi-annual report containing applicable financial statements, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our website or other electronic means.
WHO IS FORTITUDE LIFE INSURANCE & ANNUITY COMPANY?
Annuities and Life Insurance are issued by Fortitude Life Insurance & Annuity Company (“FLIAC”), located in Jersey City, NJ. Fortitude Re has retained The Prudential Insurance Company of America (“PICA”) as an unaffiliated Third-Party Administrator. Variable Annuities are distributed by Prudential Annuities Distributors, Inc. (“PAD”), Shelton, CT (main office). PICA and PAD are Prudential Financial Inc. companies. Each company (FLIAC, PICA, PAD) is solely responsible for its own financial condition and contractual obligations.
Fortitude Re is the marketing name for FGH Parent, L.P. and its subsidiaries, including FLIAC. Each subsidiary is responsible for its own financial condition and contractual obligations.
FLIAC is in the process of changing its name from Prudential Annuities Life Assurance Corporation (“PALAC”) in certain jurisdictions. References to FLIAC shall be deemed to be references to PALAC in the jurisdictions where the name change is not yet effective.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 (“Securities Act”) and Rule 159 thereunder, we deliver this prospectus to current Owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current Owners while outside of the United States.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Fortitude Life Insurance & Annuity Company incorporates by reference into the prospectus its Annual Report on Form 10-K for the period ended December 31, 2022, and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 , June 30, 2023 and September 30, 2023 , filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Fortitude Life Insurance & Annuity Company, 10 Exchange Place, Suite 2210, Jersey City, NJ 07302 or by calling 1-800-879-7012. We file periodic reports as required under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.sec.gov). Our internet address is www.fortitude-re.com/clients-investors.
Separate Account D
Our investments are subject to the requirements of applicable state laws. Such laws address the nature and quality of investments, as well as the percentage of our assets which we may commit to a particular type of investment. Subject to certain limitations and qualifications, such laws generally permit investment in federal, state and municipal obligations, corporate bonds, preferred and common stock, real estate mortgages, real estate and certain other investments.
Assets supporting the annuities are accounted for in one or more non-unitized separate accounts established by us under the laws of the State of Connecticut and later governed by the laws of the state of Arizona. Such separate accounts may contain assets from various types of annuities we offer, the assets of which are permitted to be held in such accounts under applicable law and regulation. Neither you nor the owner of any underlying group Annuity participate in the performance of the assets through any unit values in such a non-unitized separate account. There are no discrete units for such a separate account. Contracts do not represent units of ownership of assets belonging to this separate account.
We own the assets in each separate account. The assets accrue solely to our benefit. Neither you nor any group Contract owner participate in the investment gain or loss from assets belonging to such separate account(s). Such gain or loss accrues solely to us.
We believe that the assets equal to the reserve and other liabilities of such separate accounts are not chargeable with liabilities arising from our other business if so stated in our annuity contract and certificate forms. We have obtained approval in each jurisdiction in which our annuities are available for sale of language stating that:

(A) Income, gains and losses, whether or not realized, from assets allocated to any such separate account are credited to or charged against such separate account without regard to our other income, gains or losses;
(B) Assets equal to the reserves and other liabilities of such separate accounts are not chargeable with liabilities that arise from any business we conduct other than from the operation of the Annuities or other annuities which are supported by such separate accounts; and
(C) We have the right to transfer to our general account any assets of such separate account which are in excess of such reserves and other liabilities.
All benefits attributable to Contracts and interests purchased in the group contracts are contract guarantees we make and are accounted for in the separate account(s). However, all of our general account assets are available to meet our obligations under the Contracts.
ADMINISTRATION OF TRANSACTIONS
In administering transactions, we may require presentation of proper identification prior to processing, including the use of a personal identification number ("PIN") issued by us, prior to accepting any instruction by telephone or other electronic means. We forward your PIN to you shortly after your Annuity is issued. To the extent permitted by law or regulation, neither we or any person authorized by us will be responsible for any claim, loss, liability or expense in connection with a switch to an alternate Guarantee Period or any other transaction for which we accept instructions by telephone if we or such other person acted on telephone instructions in good faith in reliance on your telephone instruction authorization and on reasonable procedures to identify persons so authorized through verification methods which may include a request for your Social Security or tax I.D. number or a personal identification number (PIN) as issued by us. We may be liable for losses due to unauthorized or fraudulent instructions should we not follow such reasonable procedures.
AGE LIMITS
Both you and the Annuitant, if you are not the Annuitant, must be less than 85 years of age on the Contract Date.
ASSIGNMENTS OR PLEDGES
Generally, your rights in a Contract may be assigned or pledged for loans at any time. However, these rights may be limited depending on your use of the Annuity. The assignment and/or loan proceeds may be subject to income taxes and certain penalty taxes.
Please refer to the "Certain Tax Considerations" section of this prospectus.
You may assign your rights to another person at any time, during the Annuitant's lifetime. You must give us a copy of the assignment In Writing. An assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to know of or be obligated under the assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.
MISSTATEMENT OF AGE OR SEX
If the age and/or sex of the Annuitant has been misstated, we make adjustments to conform to the facts. Any underpayments by us will be remedied on the next payment following correction. Any overpayments by us will be charged against future amounts payable by us under your annuity.
CONTRACT MODIFICATION
We reserve the right to make changes that are necessary to maintain the tax status of the Annuity under the Internal Revenue Code and/or make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts. Where required by law or regulation, approval of the contract owner will be obtained prior to any such change.
INVESTMENT MANAGEMENT
We currently employ investment managers to manage the assets maintained in Separate Account D supporting the Guaranteed Maturity Annuity. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
CURRENT INVESTMENT GUIDELINES
Some of the guidelines of our current investment strategy are outlined below. However, we are not obligated to invest according to this or any other strategy except as may be required by Connecticut and other state insurance laws.
Our current guidelines for the portfolio of investments in any non-unitized separate account include, but are not limited to the following:
1. Investments may be made in cash; debt securities issued by the United States Government or its agencies and instrumentalities; money market instruments; short, intermediate and long-term corporate obligations; private placements; asset-backed obligations; and municipal bonds.
2. At the time of purchase, fixed income securities will be in one of the top four generic lettered rating classifications as established by a nationally recognized statistical rating Organization ("NRSRO") such as Standard & Poor's or Moody's Investor Services, Inc. or any Should a fixed income security fall below one of these top four generic lettered rating classifications subsequent to purchase, we may or may not sell such security. We may change these guidelines at any time.

Service Providers
The Company conducts the bulk of its annuity operations through The Prudential Insurance Company of America (together with certain of its affiliates, the “Administrator”) and other third-party service providers, subject to the Company’s oversight. The entities engaged directly or indirectly by the Company to provide services may change over time. As of December 31, 2022, the following non-affiliated entities could be deemed service providers to the Company in connection with the Annuity.

Name of Service Provider	Services Provided	Address
Broadridge Investor Communication	Proxy services and regulatory mailings	51 Mercedes Way, Edgewood, NY 11717
EXL Service Holdings, Inc	Administration of annuity contracts	350 Park Avenue, 10th Floor, New York, NY 10022
Guidehouse	Claim related services	150 North Riverside Plaza, Suite 2100, Chicago, IL 60606
National Financial Services	Clearing firm for Broker Dealers	82 Devonshire Street, Boston, MA 02109
Open Text, Inc	Fax Services	100 Tri-State International Parkway, Lincolnshire, IL 60069
PERSHING LLC	Clearing firm for Broker Dealers	One Pershing Plaza, Jersey City, NJ 07399
Prudential Insurance Company of America (“PICA”)*	Third party administration and processing for Annuity contracts	213 Washington Street, Newark, NJ 07102- 2992
The Depository Trust Clearinghouse Corporation	Clearing and settlement services for Distributors and Carriers	55 Water Street, 26th Floor, New York, NY 10041
Thomson Reuters	Tax reporting services	3 Times Square, New York, NY 10036
TrustFlow Digital Solutions	Administration of annuity contracts	1600 Malone Street, Millville, NJ 08332
Universal Wilde	Composition, printing, and mailing of contracts and benefit documents	26 Dartmouth Street, Westwood, MA 02090
*as of April 1, 2022
WHO DISTRIBUTES THE ANNUITIES?
Prudential Annuities Distributors, Inc. (“PAD”), is the distributor and principal underwriter of the Annuity offered through this prospectus. PAD acts as the distributor of several annuity and life insurance products and the AST Portfolios. Other than in its role as distributor and principal underwriter of the Annuity, PAD is not affiliated with the Company. Prior to April 1, 2022, the Company and PAD were affiliates by virtue of common control. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “Exchange Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”).
The Annuity is no longer sold but Owners may make additional Purchase Payments and transfer Account Value in accordance with the Annuity. PAD enters into distribution agreements with both affiliated and unaffiliated broker-dealers who are registered under the Exchange Act (“Firms”). Applications for annuity products are solicited by registered representatives of those firms. PAD utilizes a network of its own registered representatives to wholesale annuity products to Firms. Because a variable annuity contract is an insurance product as well as a security, all registered representatives who sell variable annuity contracts are also appointed as insurance agents of ours.
We sell our annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners.
Under the selling agreements, cash compensation in the form of commissions is paid to firms on sales according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide cash compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. These payments may be made in the form of percentage payments based upon “Assets under Management” or “AUM,” (total assets), subject to certain criteria in certain of our products. These payments may also be made in the form of percentage payments based upon the total amount of money received as Purchase Payments under our annuity products sold through the firm. Commissions and other cash compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.
In connection with the sale and servicing of the Annuity, Firms may receive cash compensation and/or non-cash compensation. Cash compensation includes discounts, concessions, fees, service fees, commissions, asset-based sales charges, loans, overrides, or any cash employee benefit received in connection with the sale and distribution of variable contracts. Non-cash compensation includes any form of compensation received in connection with the sale and distribution of variable contracts that is not cash compensation, including but not limited to merchandise, gifts, travel expenses, meals and lodging.
We may also provide cash compensation to the distributing Firm for providing ongoing service to you in relation to the Annuity. These payments may be made in the form of percentage payments based upon “Assets under Management” or “AUM,” (total assets), subject to certain criteria in certain of our products. These payments may also be made in the form of percentage payments based upon the total amount of money received as Purchase Payments under our annuity products sold through the Firm.

In addition, in an effort to promote the sale of our products (which may include the placement of the Annuity on a preferred or recommended company or product list and/or access to the Firm’s registered representatives), we, or PAD, may enter into non-cash compensation arrangements with certain Firms with respect to certain or all registered representatives of such Firms under which such Firms may receive fixed payments or reimbursement. These types of fixed payments are made directly to or in sponsorship of the Firm and may include, but are not limited to payment for: training of sales personnel; marketing and/or administrative services and/or other services they provide to us or our affiliates; educating customers of the firm on the Annuity’s features; conducting due diligence and analysis; providing office access, operations, systems and other support; holding seminars intended to educate registered representatives and make them more knowledgeable about the Annuities; conferences (national, regional and top producer); sponsorships; speaker fees; promotional items; a dedicated marketing coordinator; priority sales desk support; expedited marketing compliance approval and preferred programs to PAD; and reimbursements to Firms for marketing activities or other services provided by third-party vendors to the Firms and/or their registered representatives. To the extent permitted by FINRA rules and other applicable laws and regulations, we or PAD may also pay or allow other promotional incentives or payments in other forms of non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of due diligence events). Under certain circumstances, Portfolio advisers/subadvisers or other organizations with which we do business (“Entities”) may also receive incidental non-cash compensation, such as occasional meals and nominal gifts. The amount of this non-cash compensation varies widely because some may encompass only a single event, such as a conference, and others have a much broader scope.
Cash and/or non-cash compensation may not be offered to all Firms and Entities and the terms of such compensation may differ between Firms and Entities. In addition, we or our affiliates may provide such compensation, payments and/or incentives to Firms or Entities arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by us.
A list of the firms to whom we pay an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling one annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally considered as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply to your Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.
The list below includes the names of the firms that we are aware as of December 31, 2022 received cash compensation with respect to our annuity business during 2022 (or as to which a payment amount was accrued during 2022). The firms listed below include those receiving payments in connection with marketing of products issued by Fortitude Life Insurance & Annuity Company. During 2022, the least amount paid, and greatest amount paid, were $0.20 and $5,520,509.95, respectively.
Name of Firm:

Allstate Financial Srvcs, LLC	CUSO Financial Services, L.P.	Next Financial Group, Inc.
M Holdings Securities, Inc	Equitable Advisors	PNC Investments, LLC
Advisor Group	Equity Services, Inc.	RBC Capital Markets Corporation
AMERICAN PORTFOLIO FIN SVCS INC	Geneos Wealth Management, Inc.	SA Stone Wealth Management
Avantax	GrovePoint	Securian Financial Svcs, Inc.
Cadaret, Grant & Co., Inc.	Hantz Financial Services,Inc.	Stifel Nicolaus & Co.
Cambridge Investment Research, Inc.	Kestra Investment Services	TFS Securities, Inc.
Centaurus Financial, Inc.	Lincoln Financial Advisors	The Investment Center
Cetera Network	Lincoln Financial Securities Corporation	TransAmerica
Commonwealth Financial Network	Lincoln Investment Planning	Triad Advisors, Inc.
Concourse	LPL Financial	United Planners Fin. Serv.
Crown Capital Securities, L.P.	MML Investors Services, LLC	Wells Fargo Advisors LLC

LEGAL PROCEEDINGS
Litigation and Regulatory Matters
Fortitude Life Insurance & Annuity Company is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Fortitude Life Insurance & Annuity Company and proceedings generally applicable to business practices in the industry in which we operate. Fortitude Life Insurance & Annuity Company is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Fortitude Life Insurance & Annuity Company is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In addition, Fortitude Life Insurance & Annuity Company, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus.
Fortitude Life Insurance & Annuity Company’s litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. In some of Fortitude Life Insurance & Annuity Company’s pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. It is possible that Fortitude Life Insurance & Annuity Company’s results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Fortitude Life Insurance & Annuity Company’s litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Fortitude Life Insurance & Annuity Company’s financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Fortitude Life Insurance & Annuity Company’s ability to meet its obligations under the Annuities.

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
HOW TO CONTACT US
Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
Annuities Service Center
Call our Annuities Service Center at 1-800-879-7012 during normal business hours.
Internet
Access information about your Annuity through our website: www.prudential.com/annuities
Correspondence Sent by Regular Mail
Annuities Service Center
P.O. Box 7960
Philadelphia, PA 19176
Correspondence Sent by Overnight*, Certified or Registered Mail
Annuities Service
1600 Malone Street
Millville, NJ 08332
*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.
Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.
You can obtain account information by calling our automated response system and at www.prudential.com/annuities.com, our website. Our customer service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system at 1-800-879-7012. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
We do not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail may be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. We reserve the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time. There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, you may not be able to transfer contract value, or make a purchase or redemption request.
PRUDENTIAL, THE PRUDENTIAL LOGO AND THE ROCK DESIGN ARE TRADEMARKS OF PRUDENTIAL FINANCIAL, INC. AND ITS RELATED ENTITIES, REGISTERED IN MANY JURISDICTIONS WORLDWIDE. USED UNDER LICENSE.
FORTITUDE RE AND THE FORTITUDE RE LOGO ARE SERVICE MARKS OF FORTITUDE GROUP HOLDINGS, LLC AND ITS AFFILIATES. OTHER PROPRIETARY FORTITUDE RE MARKS MAY BE DESIGNATED AS SUCH THROUGH THE USE OF THE SM OR ® SYMBOLS.

APPENDIX A - ILLUSTRATION OF INTEREST CREDITING

THIS EXAMPLE ASSUMES NO PARTIAL SURRENDERS DURING THE GUARANTEE PERIOD. WHETHER A SURRENDER CHARGE APPLIES TO ANY INTERIM PARTIAL SURRENDERS OR TO A FULL OR PARTIAL SURRENDER AT THE END OF THE GUARANTEE PERIOD DEPENDS ON THE STRUCTURE OF SURRENDER CHARGES AS SHOWN IN YOUR CONTRACT, AND WHETHER THAT GUARANTEE PERIOD EXTENDS BEYOND THE DATE SURRENDER CHARGES APPLY. THE MARKET VALUE ADJUSTMENT WOULD APPLY TO ANY INTERIM PARTIAL SURRENDER EXCEPT, WHERE REQUIRED BY LAW, AN INTERIM PARTIAL SURRENDER OCCURRING NOT MORE THAN 30 DAYS BEFORE THE END OF A GUARANTEE PERIOD.

THE HYPOTHETICAL INTEREST RATE USED IS ILLUSTRATIVE ONLY AND IS NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED FOR ANY CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN CONTRACT AT ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

In this example the Guarantee Period begins on the Contract Date. Should an alternate Guarantee Period be chosen, Guarantee Periods may begin and end on other than anniversaries of the Contract Date.

Interim Value at beginning of Guarantee Period:   $50,000

Guarantee Period:                                 5 Years

Guaranteed Rate:                                  5% Effective Annual Rate

       Interest Credited   Cumulative
             During          Interest
Year  Contract Year    Credited
----   -----------------    ----------
  1        $2,500.00        $2,500.00
  2         2,625.00         5,125.00
  3         2,756.25         7,881.25
  4         2,894.06        10,775.31
5 3,038.77 13,814.08

A-1

Variable Annuity Issued by:

FORTITUDE LIFE INSURANCE & ANNUITY COMPANY
A Fortitude Re Company
10 Exchange Place
Suite 2210
Jersey City, New Jersey 07302
Telephone: 1-800-879-7012
www.prudential.com/annuities

   Variable Annuity Distributed by:

   PRUDENTIAL ANNUITIES
   DISTRIBUTORS, INC.
   A Prudential Financial Company
   One Corporate Drive
   Shelton, Connecticut 06484
   Telephone: 203-926-1888
   www.prudential.com/annuities

MAILING ADDRESSES:
Please see the section of this prospectus entitled “How To Contact Us” for where to send your request for a Statement of Additional
Information.

10 Exchange Place
Suite 2210
Jersey City, NJ 07302

FREGMA-PROS

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Accountant’s Fees & Expenses:	$15,000.00
Legal Fees & Expenses:	$20,000.00
Printing Fees & Expenses:	$10.00
Registration Fee:	$0.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in conjunction with certain of its affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

Arizona, the state of organization of Fortitude Life Insurance & Annuity Company ("the Company"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of Arizona law permitting indemnification can be found in Section 10- 850 et. seq. of the Arizona Statutes Annotated. The text of the Company's By-law, Article VI relates to indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

(a) Exhibits
(1) Business Underwriting Agreement between Prudential Annuities Life Assurance Corporation and Prudential Annuities Distributors, Inc. (Note 1)
(4) Instruments defining the rights of security holders, including indentures incorporated by reference to Registration Statements. (Note 2)
(5) Opinion of Counsel as to legality of the securities being registered. (Note 1)
(23) Written consent of Independent Registered Public Accounting Firm. (Note 1)
(24) Powers of Attorney: Alon Neches, Brian T. Schreiber, Ciara A. Burnham, Douglas A. French, Jeffrey T. Condit, Kai Talarek, Richard Patching and Samuel J. Weinhoff. (Note 1)
(107) Filing Fees. (Note 1)

(Note 1) Filed herewith.
(Note 2) Filed via EDGAR with Post-Effective Amendment No. 1 to Registration Statement No. 333-220105, filed September 29, 2017.

ITEM 17. UNDERTAKINGS
(a)The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, is contained in a form of prospectus filed pursuant to §230.424(b) of this chapter that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) - (g) Not applicable
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 9th day of November, 2023.

FORTITUDE LIFE INSURANCE & ANNUITY COMPANY
(Registrant)

Alon Neches*
Alon Neches President and Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
Alon Neches*	President and Chief Executive Officer, Director	November 9, 2023
Alon Neches	(Principal Executive Officer)
Ciara A. Burnham*	Director	November 9, 2023
Ciara A. Burnham
Douglas A. French*	Director	November 9, 2023
Douglas A. French
Richard Patching*	Director	November 9, 2023
Richard Patching
Brian T. Schreiber*	Director	November 9, 2023
Brian T. Schreiber
Kai Talarek*	Senior Vice President and Chief Financial Officer, Director	November 9, 2023
Kai Talarek	(Principal Financial Officer)
Samuel J. Weinhoff*	Director	November 9, 2023
Samuel J. Weinhoff
Jeffrey T. Condit*	Serving in function of Principal Accounting Officer	November 9, 2023
Jeffrey T. Condit

By:	/s/ Richard E. Buckley
Richard E. Buckley

*	Executed by Richard E. Buckley on behalf of those indicated pursuant to Power of Attorney.

EXHIBIT INDEX

(1)	Business Underwriting Agreement between Prudential Annuities Life Assurance Corporation and Prudential Annuities Distributors, Inc.
(5)	Opinion of Counsel as to legality of the securities being registered.
(23)	Written consent of Independent Registered Public Accounting Firm.
(24)	Powers of Attorney: Alon Neches, Brian T. Schreiber, Ciara A. Burnham, Douglas A. French, Jeffrey T. Condit, Kai Talarek, Richard Patching and Samuel J. Weinhoff.
(107)	Filing Fees